Exhibit 99.1

QURATE RETAIL, INC. REPORTS

FIRST QUARTER 2023 FINANCIAL RESULTS

Englewood, Colorado, May 5, 2023 – Qurate Retail, Inc. ("Qurate Retail") (Nasdaq: QRTEA, QRTEB, QRTEP) today reported first quarter 2023 results (1).

“In the first quarter, we saw meaningful improvement in revenue trends at our largest businesses, QVC US & QVC International, while performance remained soft at HSN, Cornerstone and Zulily. Our customer file continues to be pressured and while we have multiple efforts underway to re-activate customer groups, we expect the impact of these initiatives to take several quarters. Against this backdrop, we are intensely focused on factors in our control. We are on track with Project Athens and have taken significant cost actions with more underway. We successfully managed towards higher average selling prices through price increases and an elevated merchandise strategy leveraging the improved freshness of our product assortment. In addition, we enhanced programming and improved the performance of our daily specials by returning the urgency of a 24-hour sale,” said David Rawlinson, President and CEO of Qurate Retail.

“Our turnaround is underway and we expect to see material improvement in our profitability in the back half of this year. We continue to have strong liquidity and believe our capital structure has the runway to get us through this transition.”

First quarter 2023 operating results:

●	Qurate Retail revenue decreased 8% to $2.6 billion
o	In constant currency(2) revenue decreased 6%
●	Qurate Retail reported diluted EPS of $0.05
o	Adjusted diluted EPS(3) of $(0.05)
●	QxH revenue decreased 5%
●	QVC International revenue decreased 12%
o	In constant currency, revenue decreased 3%
●	Cornerstone revenue decreased 13%
●	Zulily revenue decreased 17%

Corporate headlines:

●	Received $55 million of insurance proceeds in first quarter related to Rocky Mount, NC fulfillment center fire; $435 million received to-date, and additional proceeds expected through business interruption claims
●	Repaid $214 million of QVC’s 4.375% senior secured notes due March 2023
●	Settled $157 million principal amount of exchanges of 1.75% exchangeable debentures with October 2023 put/call; received indemnification payments of $24 million from Liberty Broadband in connection with exchanges

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2023 to the same period in 2022.

FIRST QUARTER 2023 FINANCIAL RESULTS

(amounts in millions)	1Q22	1Q23	% Change	% Change Constant Currency(a)
Revenue
QxH	$1,684	$1,601	(5)%
QVC International	670	592	(12)%	(3)%
Cornerstone	297	259	(13)%
Zulily	232	192	(17)%
Total Qurate Retail Revenue	$2,883	$2,644	(8)%	(6)%

Operating Income (Loss)
QxH(b)	$42	$74	76%
QVC International(c)	88	156	77%	94%
Cornerstone	24	(2)	NM
Zulily(d)	(38)	(43)	(13)%
Unallocated corporate cost	(10)	(9)	10%
Total Qurate Retail Operating Income (Loss)	$106	$176	66%	80%

Adjusted OIBDA (Loss)
QxH	$225	$139	(38)%
QVC International	104	72	(31)%	(23)%
Cornerstone	31	4	(87)%
Zulily	(18)	(31)	(72)%
Unallocated corporate cost	(7)	(5)	29%
Total Qurate Retail Adjusted OIBDA (Loss)	$335	$179	(47)%	(44)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the first quarter of 2022, QxH incurred (i) an $80 million write-down related to inventory remaining at its Rocky Mount, NC fulfillment center included in cost of goods sold and (ii) $2 million of other costs related to the fire at its Rocky Mount, NC fulfillment center included in restructuring and fire related costs, net. In the first quarter of 2023, QxH incurred $21 million of net gains primarily related to Rocky Mount fire related costs, net of recoveries and the sale of its Rocky Mount fulfillment center. These are included in operating income and excluded from adjusted OIBDA. See Reconciling Schedule 2.

c)	In the first quarter of 2023, QVC International recorded $113 million of gains related to the sale leaseback of the UK and German fulfillment centers partially offset by $17 million of restructuring charges. These are included in operating income and excluded from adjusted OIBDA. See Reconciling Schedule 2.
d)	In the first quarter of 2022, Zulily recorded $2 million of restructuring charges principally related to the closure of a fulfillment center. In the first quarter of 2023, Zulily recorded $4 million of restructuring charges related to a workforce reduction. These are included in operating income and excluded from adjusted OIBDA. See Reconciling Schedule 2.

FIRST QUARTER 2023 NET INCOME AND ADJUSTED NET INCOME(3)

(amounts in millions)	1Q22	1Q23
Net income	$1	$20
Adjusted net income (loss)(a)	$58	$(20)

Basic weighted average shares outstanding ("WASO")	379	383
Potentially dilutive shares	5	1
Diluted WASO	384	384

GAAP EPS(b)	$0.00	$0.05
Adjusted EPS(a)	$0.15	$(0.05)

a)	See Reconciling Schedule 3.
b)	Represents diluted net income per share attributable to Series A and Series B common stockholders as presented in Qurate Retail’s financial statements.

QxH

QxH revenue declined primarily due to a 6% decrease in units shipped, reflecting fewer customers and weakened consumer sentiment as well as a decrease in shipping and handling revenue primarily at HSN. This was partially offset by a 2% increase in average selling price driven by price increases and an elevated product assortment particularly at QVC US. QxH reported sales declines across all categories, with the exception of apparel which was essentially flat.

Operating income increased primarily due to comparisons against the $80 million write-down of inventory at the Rocky Mount fulfillment center in the first quarter of 2022 as a result of the December 2021 fire.

Adjusted OIBDA margin(3) decreased largely due to higher administrative and fulfillment (warehouse and freight) costs, lower product margins and the incremental rent expense associated with the sale leaseback actions taken in 2022. In the first quarter, QxH administrative expense rose mainly due to the payment of certain costs related to Project Athens, sales deleverage and modest investment in our livestreaming businesses. Fulfillment pressure was attributed to increased freight, wages and fulfillment center rent, partially offset by improved pack factor and lower detention and demurrage charges. Product margins declined due to less shipping and handling revenue, partially offset by higher initial margins. These adjusted OIBDA margin pressures were partially offset by lower inventory obsolescence benefiting from reduced inventory levels, a reduction in marketing spend and lower bad debt expense.

QxH implemented a workforce reduction in March 2023, which is expected to generate approximately $60 million of run-rate annual savings, of which $50 million is expected to benefit 2023.

QVC International

US Dollar denominated results were negatively impacted by exchange rate fluctuations due to the Dollar strengthening 12% versus the Japanese Yen, 10% against the British Pound and 4% versus the Euro. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the first quarter of 2023.

QVC International’s constant currency revenue declined primarily due to a 7% decline in units shipped, reflecting fewer customers and weakened consumer sentiment due to inflation in Europe and Japan. This was partially offset by a 5% increase in average selling price driven by price increases and a favorable shift to higher price-point products. QVC International reported constant currency revenue declines in electronics, jewelry and home, partially offset by growth in apparel, accessories and beauty.

QVC International completed sale leaseback transactions for its UK and German properties in January 2023 for net proceeds of $182 million. QVC International realized $113 million of gains as a result of the transactions, which are included in operating income, and excluded from adjusted OIBDA. The annual rent expense impacting adjusted OIBDA from these transactions is expected to be approximately $15 million(4).

Operating income increased in the first quarter primarily due to the gains recognized as a result of the sale leaseback transactions.

Adjusted OIBDA margin decreased mainly due to higher administrative and fulfillment expenses. Administrative costs increased due to wages, benefits and outside services. Fulfillment pressure was primarily attributable to increased labor costs in Germany and the UK and rent expense following the sale leaseback transactions.

Cornerstone

Cornerstone revenue decreased reflecting softness in most categories as well as reduced average selling price as the business faced an increasingly promotional home category in the first quarter of 2023. Furthermore, the business was lapping its all-time record first quarter revenue in the prior year.

Operating income and adjusted OIBDA margin decreased primarily due to increased levels of promotional activity compared to the prior year, higher marketing and warehouse expense, and overhead costs related to opening new retail stores in Austin, TX and Charleston, SC in the first quarter. These pressures were partially offset by lower inbound logistics costs.

Zulily

Zulily revenue decreased due to lower unit volume and a reduction in shipping and handling revenue, largely driven by reduced traffic to the site. These pressures were partially offset by a 9% higher average selling price, reflecting a favorable product mix within its national brands and footwear.

Operating margin and adjusted OIBDA margin decreased mainly due to lower product margins resulting from promotional activity, increased marketing expense and higher inventory obsolescence expense. These pressures were partially offset by lower fulfillment and administrative costs.

Zulily implemented a workforce reduction in March 2023, which is expected to generate approximately $14 million of annual savings, of which $11 million is expected to benefit 2023. Zulily recorded $4 million of restructuring charges in the first quarter of 2023 related to its workforce reduction, which are included in operating income and excluded from adjusted OIBDA.

FIRST QUARTER 2023 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	1Q22	1Q23	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue(b)	67.4%	69.0%	160	bps
Operating Income Margin (%)(c)	2.5%	4.6%	210	bps
Adjusted OIBDA Margin (%)(c)	13.4%	8.7%	(470)	bps
Average Selling Price	$52.81	$53.90	2%
Units Sold			(6)%
Return Rate(d)	15.2%	16.0%	80	bps
eCommerce Revenue(e)	$996	$961	(4)%
eCommerce % of Total Revenue	59.1%	60.0%	90	bps
Mobile % of eCommerce Revenue(f)	66.3%	68.3%	200	bps
LTM Total Customers(g)	9.9	8.5	(14)%

QVC International
Cost of Goods Sold % of Revenue	63.6%	64.7%	110	bps
Operating Income Margin (%)(h)	13.1%	26.4%	1,330	bps
Adjusted OIBDA Margin (%)(h)	15.5%	12.2%	(330)	bps
Average Selling Price			(4)%		5%
Units Sold			(7)%
Return Rate(d)	18.5%	19.3%	80	bps
eCommerce Revenue(e)	$318	$280	(12)%		(4)%
eCommerce % of Total Revenue	47.5%	47.3%	(20)	bps
Mobile % of eCommerce Revenue(f)	71.7%	69.5%	(220)	bps
LTM Total Customers(g)	4.7	4.3	(9)%

Cornerstone
Cost of Goods Sold % of Revenue	61.7%	63.8%	210	bps
Operating Income Margin (%)	8.1%	(0.8)%	NM
Adjusted OIBDA Margin (%)	10.4%	1.5%	(890)	bps
eCommerce Revenue(e)	$224	$197	(12)%
eCommerce % of Total Revenue	75.4%	76.1%	70	bps

Zulily
Cost of Goods Sold % of Revenue	76.7%	81.1%	440	bps
Operating Income Margin (%)(i)	(16.4)%	(22.4)%	(600)	bps
Adjusted OIBDA Margin (%)(i)	(7.8)%	(16.1)%	(830)	bps
Mobile % of Total Orders	74.7%	72.2%	(250)	bps
LTM Total Customers(g)	4.0	2.7	(33)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Excludes $80 million in write-down costs related to inventory remaining at its Rocky Mount, NC fulfillment center included in cost of goods sold for the three months ended March 31, 2022.
c)	In the first quarter of 2022, QxH incurred (i) an $80 million write-down related to inventory remaining at its Rocky Mount, NC fulfillment center included in cost of goods sold and (ii) $2 million of other costs related to the fire at its Rocky Mount, NC fulfillment center included in restructuring and fire related costs, net. In the first quarter of 2023, QxH incurred $21 million of net gains primarily related to Rocky Mount fire related costs, net of recoveries and the sale of its Rocky Mount fulfillment center. These are included in operating income and excluded from adjusted OIBDA. See Reconciling Schedule 2.
d)	Measured as returned sales over gross shipped sales in US dollars.
e)	Based on net revenue.
f)	Based on gross US dollar orders.
g)	LTM: Last twelve months.

h)	In the first quarter of 2023, QVC International recorded $113 million of gains related to the sale leaseback of the UK and German fulfillment centers partially offset by $17 million of restructuring charges. These are included in operating income and excluded from adjusted OIBDA. See Reconciling Schedule 2.
i)	In the first quarter of 2022, Zulily recorded $2 million of restructuring charges principally related to the closure of a fulfillment center. In the first quarter of 2023, Zulily recorded $4 million of restructuring charges related to a workforce reduction. These are included in operating income and excluded from adjusted OIBDA. See Reconciling Schedule 2.

Capital Returns

There were no repurchases of Qurate Retail’s Series A common stock (Nasdaq: QRTEA) from February 1, 2023 through April 30, 2023.  The remaining repurchase authorization for Qurate Retail is approximately $492 million as of May 1, 2023.

FOOTNOTES

1)	Qurate Retail will discuss these headlines and other matters on Qurate Retail’s earnings conference call that will begin at 8:00 a.m. (E.T.) on May 5, 2023. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
3)	For definitions and applicable reconciliations of adjusted OIBDA, adjusted OIBDA margin, adjusted net income and adjusted diluted EPS, see the accompanying schedules.
4)	Approximate rent expense expected in US Dollars based on prevailing exchange rates.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	12/31/2022	3/31/2023
Cash and cash equivalents (GAAP)	$1,275	$1,286

Indemnification agreement receivable(a)	$50	$29

Debt:
QVC senior secured notes(b)	$3,914	$3,700
QVC senior secured bank credit facility	1,075	1,345
Total Qurate Retail Group Debt	$4,989	$5,045

Senior notes(b)	792	792
Senior exchangeable debentures(c)	1,114	956
Corporate Level Debentures	1,906	1,748
Total Qurate Retail, Inc. Debt	$6,895	$6,793
Unamortized discount, fair market value adjustment and deferred loan costs	(542)	(678)
Total Qurate Retail, Inc. Debt (GAAP)	$6,353	$6,115

Other Financial Obligations:
Preferred stock(d)	$1,266	$1,269

QVC, Inc. leverage(e)	2.8x	2.5x

a)	Indemnity from Liberty Broadband Corporation (“Liberty Broadband”), pursuant to an indemnification agreement with respect to the 1.75% exchangeable debentures (the “LI LLC Charter exchangeable debentures”) issued by Liberty Interactive LLC (“LI LLC”). LI LLC is a wholly-owned subsidiary of Qurate Retail.
b)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
c)	Face amount of Senior Exchangeable Debentures with no adjustment for the fair market value adjustment.
d)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
e)	As defined in QVC’s credit agreement. The gains from the sale leaseback transactions discussed previously and a portion of expected cost savings are included in adjusted EBITDA for purposes of the covenant calculations under QVC’s bank credit facility.

Cash at Qurate Retail increased $11 million in the first quarter primarily from the sale of assets at QVC International, fire-related insurance proceeds received and improved cash from operations largely driven by working capital benefits. These increases more than offset capital expenditures, net debt repayment and TV distribution payments.

Total debt at Qurate Retail decreased $102 million in the first quarter.  Qurate Retail repaid the remaining $214 million of QVC’s 4.375% senior secured notes at maturity in March 2023 and settled $157 million principal amount of exchanges of its LI LLC Charter exchangeable debentures. This was partially offset by $270 million of borrowing under QVC’s bank credit facility. Subsequent to quarter end, an additional $94 million of LI LLC Charter exchangeable debentures were exchanged, leaving $79 million principal amount of debentures outstanding. Qurate Retail is liable for the adjusted principal amount on the remaining Charter exchangeable debentures and will be indemnified by Liberty Broadband for any payments above adjusted principal.

QVC’s bank credit facility has $1.3 billion drawn as of March 31, 2023 with incremental availability of $1.9 billion, net of letters of credit. QVC’s leverage ratio, as defined by the QVC revolving credit facility was 2.5x at quarter end. Pursuant to the terms of QVC’s revolving credit facility, gains from sale leaseback transactions and a portion of expected cost savings are included in operating income for purposes of QVC’s leverage ratio for covenant calculations.

As of March 31, 2023, QVC’s consolidated leverage ratio (as calculated under QVC’s senior secured notes) was greater than 3.5x and as a result QVC is restricted in its ability to make unlimited dividends or other restricted payments. Dividends made by QVC to service the principal and interest of indebtedness of its parent entities as well as payments made by QVC to Qurate Retail under an intercompany tax sharing agreement in respect of certain tax obligations of QVC and its subsidiaries are permitted under the bond indenture and credit agreement.

Qurate Retail is in compliance with all debt covenants as of March 31, 2023.

Qurate Retail benefits from an indemnification agreement with Liberty Broadband with respect to its LI LLC Charter exchangeable debentures. Pursuant to the indemnification agreement, Liberty Broadband will be required to indemnify LI LLC for any payments made to a holder of such debentures that exercises its exchange right on or before the put/call date of October 5, 2023 in excess of the sum of the adjusted principal amount of such debentures plus certain estimated tax benefits to Qurate Retail, if any, resulting from the exchange. LI LLC would be responsible for paying the adjusted principal amount to such holder. This indemnity is supported by a negative pledge in favor of Qurate Retail on the reference shares of Class A common stock of Charter Communications, Inc. held at Liberty Broadband that underlie the LI LLC Charter exchangeable debentures. The indemnification asset on Qurate Retail’s balance sheet is valued based on the estimated exchange feature in the LI LLC Charter exchangeable debentures. As of March 31, 2023, holders of the LI LLC Charter exchangeable debentures have the ability to put their debentures on October 5, 2023, and accordingly, the indemnification asset is included as a current asset. During the three months ended March 31, 2023, Qurate Retail received indemnification payments of $24 million from Liberty Broadband in connection with exchanges of $157 million of the LI LLC Charter exchangeable debentures that settled in the quarter.

Important Notice: Qurate Retail, Inc. (Nasdaq: QRTEA, QRTEB, QRTEP) will discuss Qurate Retail’s earnings release on a conference call which will begin at 8:00 a.m. (E.T.) on May 5, 2023.  The call can be accessed by dialing (877) 704-4234 or (215) 268-9904, passcode 13736370, at least 10 minutes prior to the start time.   The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.qurateretail.com/investors/news-events/ir-calendar.  Links to this press release and replays of the call will also be available on Qurate Retail’s website.

This press release includes certain forward-looking statements, including statements about business strategies and initiatives and their expected benefits, including our ability to reactivate customer groups and stabilize our customer file (including Project Athens), market potential, future financial performance and prospects, free cash flow, insurance recoveries, cost cutting measures, market conditions, the indemnification by Liberty Broadband, future repayment of debt, the continuation of our stock repurchase program and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Qurate Retail, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of COVID-19 or other public health crises), issues impacting the global supply chain and labor market, and market conditions conducive to stock repurchases.  These forward-looking statements speak only as of the date of this press release, and Qurate Retail expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Qurate Retail's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Qurate Retail, including the most recent Forms 10-K and 10-Q, for additional information about Qurate Retail and about the risks and uncertainties related to Qurate Retail's business which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Qurate Retail, QVC (and certain of its subsidiaries), Zulily and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP.  Qurate Retail defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, and where applicable, separately identified impairments, litigation settlements, restructuring, acquisition-related costs and fire related costs, net (including Rocky Mount inventory losses) and (gains) losses on sale leaseback transactions.  Further, this press release includes Adjusted OIBDA margin, which is also a non-GAAP financial measure.  Qurate Retail defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

Qurate Retail believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’s performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Qurate Retail views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Qurate Retail's management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

In addition, this press release includes references to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures, for Qurate Retail. Qurate Retail defines adjusted net income as net income, excluding the impact of acquisition accounting amortization (net of deferred tax benefit), mark to market adjustments on certain public debt and equity securities, (gain) loss on sale of fixed assets and other one-time adjustments. Qurate Retail defines adjusted earnings per share as diluted earnings per share plus the diluted per share effects of certain adjustments, net of tax.

Qurate Retail believes adjusted net income and adjusted earnings per share are important indicators of financial performance due to the impact of purchase accounting amortization, mark to market adjustments and other one-time items identified in Schedule 3 below.  Because adjusted net income and adjusted earnings per share are used as measures of overall financial performance, Qurate Retail views net income and diluted earnings per share, respectively, as the most directly comparable GAAP measures.  Adjusted net income and adjusted earnings per share are not meant to replace or supersede net income, diluted earnings per share or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with a supplemental metric of financial performance.  Please see the attached schedules for a reconciliation of adjusted net income to net income (loss) and adjusted earnings per share to diluted earnings per share, in each case, calculated in accordance with GAAP for Qurate Retail (Schedule 3).

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for Qurate Retail.  Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

Qurate Retail believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan.  We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations.  Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of Qurate Retail’s adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended March 31, 2022, June 30, 2022, September 30, 2022, December 31, 2022, and March 31, 2023, respectively.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	1Q22	2Q22	3Q22	4Q22	1Q23
Qurate Retail Operating Income (Loss)	$106	$418	$(2,607)	$42	$176
Depreciation and amortization	130	134	107	110	100
Stock compensation expense	15	16	15	14	16
Restructuring and fire related costs, net of (recoveries) (including Rocky Mount inventory losses)(a)	84	22	(134)	31	—
Impairment of intangible assets	—	—	3,081	—	—
(Gains) on sale leaseback transactions(b)	—	(243)	(277)	—	(113)
Qurate Retail Adjusted OIBDA	$335	$347	$185	$197	$179

a)	Includes $80 million in write-down costs related to inventory remaining at its Rocky Mount, NC fulfillment center included in cost of goods sold for the three months ended March 31, 2022.
b)	Includes gains on the sale related to the modification of a lease that resulted in a sale leaseback for US GAAP purposes of QVC’s Ontario, CA distribution center and the sale of another immaterial asset in the second quarter of 2022, the sale leaseback transactions of five US properties completed in the third quarter of 2022, and the sale leaseback transactions of UK and German properties in the first quarter of 2023.

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC, Cornerstone and Zulily to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2022, June 30, 2022, September 30, 2022, December 31, 2022, and March 31, 2023, respectively.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	1Q22	2Q22	3Q22	4Q22	1Q23
QVC
Operating income (loss)	$130	$442	$(2,199)	$113	$230
Depreciation and amortization	109	102	94	96	89
Stock compensation	8	10	9	9	9
Restructuring and fire related costs, net of (recoveries) (including Rocky Mount inventory losses)	82	16	(137)	29	(4)
(Gains) on sale leaseback transactions	—	(243)	(277)	—	(113)
Impairment of intangible assets	—	—	2,715	—	—
Adjusted OIBDA	$329	$327	$205	$247	$211

QxH Adjusted OIBDA	$225	$232	$143	$150	$139
QVC International Adjusted OIBDA	$104	$95	$62	$97	$72

Cornerstone
Operating income (loss)	$24	$36	$2	$(14)	$(2)
Depreciation and amortization	6	8	6	7	5
Stock compensation	1	—	2	—	1
Adjusted OIBDA (Loss)	$31	$44	$10	$(7)	$4

Zulily
Operating income (loss)	$(38)	$(51)	$(403)	$(47)	$(43)
Depreciation and amortization	15	24	7	7	6
Stock compensation	3	3	2	2	2
Restructuring charges	2	6	3	2	4
Impairment of intangible assets	—	—	366	—	—
Adjusted OIBDA (Loss)	$(18)	$(18)	$(25)	$(36)	$(31)

SCHEDULE 3

The following table provides a reconciliation of Qurate Retail’s net income (loss) to its adjusted net income and diluted earnings (loss) per share to adjusted earnings per share, in each case, calculated in accordance with GAAP for the three months ended March 31, 2022, June 30, 2022, September 30, 2022, December 31, 2022, and March 31, 2023, respectively.

ADJUSTED NET INCOME AND ADJUSTED EPS RECONCILIATION

(amounts in millions)	1Q22	2Q22	3Q22	4Q22	1Q23
Qurate Retail Net Income (Loss) (GAAP)	$1	$203	$(2,747)	$(51)	$20
Purchase accounting amort., net of deferred tax benefit(a)	17	17	16	18	17
Impairment of intangible assets, net of tax impact	—	—	3,004	—	—
Restructuring and fire related costs, net of (recoveries) and tax impact (including Rocky Mount inventory losses)	63	17	(101)	24	—
Gains on sale of fixed assets, net of tax impact	—	(185)	(207)	—	(92)
Mark-to-market adjustments, net(b)	(23)	(5)	6	(9)	35
Adjusted Net Income (Loss)	$58	$47	$(29)	$(18)	$(20)

Diluted earnings (loss) per share (GAAP)	$—	$0.53	$(7.21)	$(0.13)	$0.05
Total adjustments per share, net of tax	0.15	(0.41)	7.13	0.08	(0.10)
Adjusted earnings (loss) per share	$0.15	$0.12	$(0.08)	$(0.05)	$(0.05)

a)	Add-back relates to non-cash, non-tax deductible purchase accounting amortization from Qurate Retail’s acquisitions of QVC, HSN, Zulily and Cornerstone, net of book deferred tax benefit.
b)	Add-back includes realized and unrealized gains/losses on financial instruments, net of tax.

SCHEDULE 4

The following table provides certain incremental costs incurred and the insurance receivable balance related to the Rocky Mount fulfillment center fire for the three months ended March 31, 2023.

DIRECT COSTS RELATED TO ROCKY MOUNT FIRE AND INSURANCE RECEIVABLE BALANCE

(amounts in millions)
Insurance receivable balance as of December 31, 2022	$40

Three months ended March 31, 2023:
Other fire related costs(a)	$11
Less: Fire related costs previously reimbursed by insurance policies	(11)
Less: Insurance recoveries received	(55)
Plus: Gain on insurance proceeds received	15
Insurance receivable balance as of March 31, 2023	$-

a)	Costs included in QxH's operating income and excluded from adjusted OIBDA primarily related to Rocky Mount remediation costs.

QURATE RETAIL, INC.

BALANCE SHEET INFORMATION

(unaudited)

	March 31,	December 31,
	2023	2022
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,286	1,275
Trade and other receivables, net of allowance for credit losses	1,062	1,394
Inventory, net	1,326	1,346
Indemnification agreement receivable	29	50
Other current assets	183	210
Total current assets	3,886	4,275
Property and equipment, net	563	570
Intangible assets not subject to amortization	6,230	6,219
Intangible assets subject to amortization, net	646	612
Operating lease right-of-use assets	643	585
Other assets, at cost, net of accumulated amortization	232	310
Total assets	$12,200	12,571
Liabilities and Equity
Current liabilities:
Accounts payable	819	976
Accrued liabilities	948	1,133
Current portion of debt	319	828
Other current liabilities	176	162
Total current liabilities	2,262	3,099
Long-term debt	5,796	5,525
Deferred income tax liabilities	1,474	1,440
Preferred stock	1,269	1,266
Operating lease liabilities	582	518
Other liabilities	126	198
Total liabilities	11,509	12,046
Equity	578	412
Non-controlling interests in equity of subsidiaries	113	113
Total liabilities and equity	$12,200	12,571

QURATE RETAIL, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2023	2022
Revenue:
Total revenue, net	$2,644	2,883

Operating costs and expenses:
Cost of goods sold (exclusive of depreciation shown separately below)	1,809	2,002
Operating expense	194	196
Selling, general and administrative, including stock-based compensation	478	445
Restructuring and fire related costs, net of (recoveries)	—	4
Depreciation and amortization	100	130
Gains on sale leaseback transactions	(113)	—
	2,468	2,777
Operating income (loss)	176	106

Other income (expense):
Interest expense	(94)	(117)
Realized and unrealized gains (losses) on financial instruments, net	(47)	30
Gain (loss) on extinguishment of debt	15	—
Other, net	15	52
	(111)	(35)
Earnings (loss) before income taxes	65	71
Income tax (expense) benefit	(32)	(58)
Net earnings (loss)	33	13
Less net earnings (loss) attributable to noncontrolling interests	13	12
Net earnings (loss) attributable to Qurate Retail, Inc. shareholders	$20	1

QURATE RETAIL, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Three months ended
	March 31,
	2023	2022

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$33	13
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	100	130
Stock-based compensation	16	15
Realized and unrealized (gains) losses on financial instruments, net	47	(30)
(Gains) losses on sale leaseback transactions	(113)	—
Gain on insurance proceeds, net of fire related costs	(17)	—
Insurance proceeds received for operating losses	37	—
(Gain) loss on extinguishment of debt	(15)	—
Deferred income tax expense (benefit)	(2)	29
Other, net	9	(24)
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	294	365
Decrease (increase) in inventory	25	(155)
Decrease (increase) in prepaid expenses and other assets	48	8
(Decrease) increase in trade accounts payable	(167)	(211)
(Decrease) increase in accrued and other liabilities	(279)	(319)
Net cash provided (used) by operating activities	16	(179)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investments in and loans to cost and equity investees	—	(7)
Capital expenditures	(54)	(43)
Expenditures for television distribution rights	(38)	(2)
Cash proceeds from dispositions of investments	1	12
Proceeds from sale of fixed assets	198	—
Insurance proceeds	18	—
Payments for settlements of financial instruments	(179)	—
Proceeds from settlements of financial instruments	167	—
Other investing activities, net	(1)	24
Net cash provided (used) by investing activities	112	(16)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	677	460
Repayments of debt	(803)	(195)
Withholding taxes on net settlements of stock-based compensation	(1)	(7)
Dividends paid to noncontrolling interest	(12)	(14)
Dividends paid to common shareholders	(7)	(10)
Indemnification agreement settlement	24	—
Other financing activities, net	—	(5)
Net cash provided (used) by financing activities	(122)	229
Effect of foreign currency rates on cash, cash equivalents and restricted cash	4	(13)
Net increase (decrease) in cash, cash equivalents and restricted cash	10	21
Cash, cash equivalents and restricted cash at beginning of period	1,285	596
Cash, cash equivalents and restricted cash at end period	$1,295	617